Exhibit 99.1
FOR IMMEDIATE RELEASE
HYPERCOM’S BOARD OF DIRECTORS REJECTS
UNSOLICITED NON-BINDING PROPOSAL FROM VERIFONE
Company Expects Third Quarter 2010 Revenue Significantly Above Wall Street Consensus
Estimate
Announces Addition of Tom Ludwig to Board of Directors
Adopts Stockholder Rights Plan
SCOTTSDALE, Ariz. — September 30, 2010 — Hypercom Corporation (NYSE: HYC) (the “Company”), the high security electronic payment and digital transactions solutions provider, today announced that its Board of Directors has received and unanimously rejected an unsolicited, non-binding proposal from VeriFone Systems, Inc. (NYSE: PAY). The letter, which was received on September 27, 2010, proposed to acquire all of the outstanding common shares of the Company for $5.25 per share in cash.
Hypercom’s Board thoroughly reviewed VeriFone’s unsolicited proposal with the assistance of its independent financial and legal advisors and concluded that the proposal significantly undervalues the Company and its future prospects and is not in the best interests of stockholders. Hypercom believes that VeriFone’s proposal is opportunistic and intended to disrupt its business, which has successfully taken market share from VeriFone in several markets.
“Our Board firmly believes that Hypercom has proven its ability to grow profitably, has strong near- and long-term value creation potential and is well-positioned to increase profits and market share,” said Norman Stout, Chairman of the Hypercom Board of Directors. “We are committed to representing the best interests of our stockholders and consistently have been open to exploring ways of enhancing value. However, we believe that VeriFone is not offering appropriate value to Hypercom stockholders, given our evident momentum in the marketplace and our excellent future prospects.”
Third Quarter 2010 Performance
In its second quarter 2010 earnings release, the Company stated, “Overall global demand for our products and services is very strong, particularly in Europe and Asia. Orders are accelerating briskly for our Optimum countertop and mobile products and we are winning new customers in virtually every region of the globe.”
Hypercom today noted that it expects to significantly exceed Wall Street securities analysts’ consensus estimate of $112 million in net revenues for the third quarter, ending September 30, 2010. The Company will provide additional details on its third quarter 2010 financial results following the quarter’s close.
“We believe that VeriFone’s proposal is opportunistically timed to exploit our second quarter 2010 results which were affected by supply chain issues that have been resolved,” said Philippe Tartavull, Hypercom’s Chief Executive Officer and President. “Hypercom is currently experiencing the strongest growth in global order demand in recent years and we are focused on converting this demand into revenue in the second half of 2010.”

Director Appointment
Hypercom also announced that it has appointed Tom Ludwig to its Board of Directors, effective immediately. Mr. Ludwig was nominated to Hypercom’s Board by Francisco Partners II, L.P. (“FP II”) pursuant to a right granted under a Registration Rights Agreement between Hypercom and an affiliate of FP II in connection with its $60 million loan to Hypercom to partially fund the acquisition of the Thales e-Transactions line of business in April 2008.
Mr. Ludwig is the Chief Operating Officer of Francisco Partners. Prior to becoming COO, Mr. Ludwig was a Principal with Francisco Partners and served on the boards of directors of AdvancedMD, Foundation 9 Entertainment, Healthland and Mitel Networks. Prior to joining Francisco Partners, Mr. Ludwig was a Corporate Development Manager with Microsoft. Earlier in his career, Mr. Ludwig was an Associate at Francisco Partners and an investment banking analyst with Robertson Stephens & Co. He holds an M.B.A. from Harvard Business School and a B.S.E. in Civil Engineering from Princeton University.
Stockholder Rights Plan
Hypercom also announced today that its Board of Directors has adopted a Stockholder Rights Plan, which would be useful in defending Hypercom against an inadequate offer to acquire the Company and would allow all of its stockholders to realize the long-term value of their investment in Hypercom. Further details about the Stockholder Rights Plan are contained in a Form 8-K to be filed with the Securities and Exchange Commission.
UBS Investment Bank is serving as financial advisor and DLA Piper US LLP is serving as legal counsel to Hypercom and its Board of Directors.
About Hypercom
Global payment technology leader Hypercom Corporation delivers a full suite of high security, end-to-end electronic payment products, software solutions and services. The Company’s solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, petroleum, healthcare, prepaid, self-service and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits. Hypercom is a founding member of the Secure POS Vendor Alliance (SPVA) and is the second largest provider of electronic payment solutions and services in Western Europe and third largest provider globally.
Forward Looking Information
Hypercom is a registered trademark of Hypercom Corporation.
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding market acceptance of new products, product capability and performance, product competitiveness, sales, revenues, EBITDA, profits, market share, the Company’s future prospects and financial performance, the future value of the Company’s common stock, the future value of a potential business combination, the effectiveness of a shareholder rights plan to defend against an inadequate offer to acquire the Company and to allow the Company’s stockholders to realize long term value of their investment in Hypercom common stock. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward-looking statements include: industry, competitive and technological changes; the loss of, and failure to replace any significant customers; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and services; compliance with industry standards, certifications and government regulations; the performance of distributors, suppliers, contract manufacturers and subcontractors; the ability to defend against a hostile offer to acquire the Company, including adopting and maintaining a stockholder rights plan in the context of a legal challenge by a potential acquirer; the potential adverse effects on the Company’s business and financial results as a result of a hostile attempt to acquire the Company; risks associated with international operations and foreign currency fluctuations, the state of the U.S. and global economies in general and other risks detailed in our filings with the Securities and Exchange Commission, including the Company’s most recent 10-K and subsequent 10-Qs and 8-Ks. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.
HYCF
Contacts

Investors:	Media:

Scott M. Tsujita	Pete Schuddekopf
Hypercom Corporation	Hypercom Corporation
(480) 642.5161	(480) 642.5383
stsujita@hypercom.com	pschuddekopf@hypercom.com

Alan Miller / Jennifer Shotwell / Larry Miller	Steve Frankel / Tim Lynch / Jaime Wert
Innisfree M&A Incorporated	Joele Frank, Wilkinson Brimmer Katcher
(212) 750-5833	(212) 355-4449